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                                                                    EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in Pre-effective Amendment no. 1 to the Registration Statement (Form S-4) and related Prospectus of F.N.B. Corporation for the registration of 754,898 shares of its common stock, to the incorporation by reference therein of our report dated July 3, 1997 with respect to the consolidated financial statements of F.N.B. Corporation included in its Current Report on Form 8-K dated July 22, 1997, filed with the Securities and Exchange Commission and to the use of our report dated October 17, 1997 with respect to the financial statements of West Coast Bank, as of and for the year ended December 31, 1996 included therein.



                                   ERNST & YOUNG LLP


Pittsburgh, Pennsylvania
December 1, 1997